Exhibit 99.1

RAND: EAM Investment and Management Externalization Webcast Script

FINAL 20190125

Deborah Pawlowski: Good morning. Welcome to Rand Capital’s Strategic Update discussion. Today we will discuss the strategic investment by East Asset Management into Rand Capital and the plan to externalize management that was announced this morning. That release and the slides that accompany our discussion today are available on our website at www.randcapital.com.

Pete Grum, our Chief Executive Officer, will review the terms and expected benefits of the proposed transactions. We will also talk about Rand’s strategy for growth following shareholder approvals and closing of the transactions.

So you are aware, we will not be hosting a Q&A session today. We expect to file a proxy statement in the relatively near future that will provide more granular detail on the transactions and the items upon which shareholders will be asked to vote.

If you would please turn to Slide Two of the presentation, I would like to point out some important information. First, we may make some forward-looking statements during this presentation. These statements apply to future events that are subject to risks and uncertainties, as well as other factors that could cause actual results to differ from what we expect today. These risks and uncertainties and other factors are described on this slide as well as in other documents filed by the Company with the Securities and Exchange Commission. These documents can be found either on our website or SEC.gov.

Rand Capital: EAM Investment and Management Externalization Webcast Script

Second, as I noted, we expect to file with the SEC a preliminary proxy statement in the next few weeks. The timing for mailing of the definitive proxy statement will depend on the timing of review by the SEC. Investors of Rand Capital are urged to read the definitive proxy statement once filed in regards to the proposed transactions.

With that, let me turn it over to Pete to begin. Pete?

Pete Grum: Thank you, Deb, and good morning everyone. These are exciting times for Rand. East Asset Management has agreed to make a significant strategic investment in the Company and our Board has approved these transformational transactions, subject to shareholder approval. We believe the strategic investment, externalization of our management structure and the intent to become a regulated investment company for federal tax purposes creates immediate value for our shareholders and provides a solid path for future growth, as well.

Let me start with Slide Three and provide an overview of the transactions.

Our Board of Directors has approved a stock purchase agreement to sell approximately 8.3 million shares to East Asset Management for $3 per share, or total consideration of $25 million. Note that the closing of the issuance and sale of common stock is subject to several conditions, including certain shareholder and regulatory approvals, such as with the Small Business Administration.

Rand Capital: EAM Investment and Management Externalization Webcast Script

The purchase price represents a 33% premium over the $2.26 per share closing price yesterday. East Asset Management’s, or East as I will refer to them, investment in Rand Capital will be a combination of cash and portfolio assets.

The Board also approved entry into an investment management agreement with a new entity called “Rand Capital Management, LLC.” This agreement is subject to the closing of the stock purchase by East. To avoid confusion with the similar names, I will refer to the management company as “RCM”. RCM, for your information, will be independently owned, in part by East.

•	Under this agreement, subject to shareholder approval, we will convert from an internally-managed to an externally-managed business development company, or “BDC”.

•	Rand Capital Management will include the current Rand team — that is me, Dan Penberthy, our CFO, Margaret Brechtel, our Vice President of Finance, and Els Donaldson, our office manager.

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RCM will have an investment committee on which Dan and I will serve with three other financial advisors related to East and RCM. We expect the financial experience of the other members of the committee to augment our capabilities for sourcing new investment opportunities and the financial analysis of the investments.

As you can see on the slide, the management and incentive fee structure is typical of a BDC. We believe it enables a lower expense to asset ratio for Rand while incentivizing RCM to drive returns.

Rand Capital: EAM Investment and Management Externalization Webcast Script

A major element of the transformation is the Board’s intention to elect to be treated as a Regulated Investment Company, or “RIC”, which eliminates the corporate-level federal income tax on our annual earnings as long as they are distributed to shareholders in a timely fashion. The investment by East will provide the necessary cash for a special distribution needed for Rand to meet the initial requirements to qualify as a RIC.

Both the stock sale and externalization of management require shareholder approval. We will also be seeking shareholder approval for an increase in authorized shares in order to provide for the share sale and to execute the special cash and stock dividend.

The contribution of portfolio assets by East will be immediately accretive to net investment income and we plan to intensify our focus on income producing assets, even more than we have the last couple of years, to support a planned ongoing dividend the future.

We believe the transactions will be completed in the third quarter this year.

Slide 4 provides a graphic illustration of the transactions. Simply put: Following shareholder approval, East makes a twenty-five million dollar strategic investment in Rand in return for 8 million, 3 hundred and 33 thousand and one-third shares, which equates to a purchase price for East of $3 per share.

Then, Rand externalizes our management team into RCM, a newly formed registered investment adviser.

Subsequently, with the closing of these transactions and subject to meeting certain tax related conditions, Rand Capital intends to declare a special cash and stock dividend to qualify as a RIC. Afterwards, going forward as a RIC, Rand plans to pay regular cash dividends to shareholders.

Rand Capital: EAM Investment and Management Externalization Webcast Script

We believe these transactions create both immediate and long-term value for our shareholders that we will discuss on slide 5.

First: With the externalization, Rand’s expense-to-asset ratio is expected to be measurably improved while the incentive structure is focused on driving growth.

Second: We expect shareholders to benefit post-closing with a special dividend of approximately $1.50 per share, or a total distribution of an estimated $22 million in value. The distribution represents our accumulated earnings and profits since inception as a C-corporation and allows us to initially qualify for RIC treatment for federal tax purposes. The final dividend amount is subject to review after closing to ensure we meet the requirements for RIC status.

The distribution is expected to be a combination of 80% stock and 20% cash. Each shareholder will have the right to elect to receive their distribution in stock and/or cash, subject to the aggregate limitation on the cash available for distribution. If too many shareholders elect to receive the distribution in cash, the amount of cash available for distribution will be prorated among the shareholders electing to receive cash. The remainder of their distribution will be paid in Rand stock.

Third: Going forward to maintain RIC status, among other things, we will be required to distribute greater than 90% of our investment company taxable income. As a result, Rand intends to establish a regular cash dividend policy.

Rand Capital: EAM Investment and Management Externalization Webcast Script

Fourth: We believe that with greater scale, the capital markets should look more favorably on Rand as an externally-managed, dividend paying BDC. We also believe that should improve our access to the capital markets to further leverage our growth potential.

Fifth: Dan, Margaret and I will have the benefit of the RCM investment committee supplemented with other professionals who bring extensive investment experience. We also expect to benefit from the strong network of family offices that East has built with whom we can collaborate on investment opportunities—greatly enhancing our deal sources.

Finally: the future investment strategy for Rand will be more heavily focused on income producing assets. We believe that quality, middle market companies are currently underserved by traditional financial institutions and there is abundant opportunity to put capital to work in this space.

Slide 6 highlights the components of the strategic investment being provided by East.

There are six portfolio companies that comprise the portfolio assets being contributed by EAM. They represent a diverse set of industries and are yielding on average about 12%. They are expected to generate approximately over $1 million in annualized investment income for Rand.

Also as part of the transactions, East can designate two nominees for election to Rand’s Board of Directors.

The transformation of Rand is possible because of East’s strategic investment.

Rand Capital: EAM Investment and Management Externalization Webcast Script

If you will turn to Slide 7, let me explain a key element related to operations after the transactions, which is the planned election for treatment as a Regulated Investment Company, or RIC, for federal tax purposes.

Simply put, a RIC is a special type of pass through entity that avoids typical double taxation of income for both the corporation and the individual by “passing through” the income and capital gains through timely distribution to shareholders.

We realize that several shareholders have wanted this type of structure for a while. For some history, back in 2016, we presented the outcomes of our strategic alternatives review. The election of RIC treatment was an option on the list, but at the time was unattainable. This was due to our lack of resources to meet the tests to qualify as a RIC. We continued to look for ways to create shareholder value and with the investment by East are now able to transform our structure.

We believe that this transformational event sets Rand up for stronger growth focused on shareholder returns as noted on slide 8.

We see these organizational changes as creating a solid platform from which we plan to drive improved returns for our investors.

Treatment as a RIC positions us as a more relevant peer among other publicly traded BDCs that provide regular dividends and who are rewarded with higher multiples.

Rand Capital: EAM Investment and Management Externalization Webcast Script

Our intensified income investment strategy is expected to support an ongoing, and ultimately growing, cash dividend.

Importantly, there’s a much broader potential for new investments to facilitate our growth.

We believe that East’s investment in Rand is a testament to the platform we have created as well as their commitment to Buffalo and Western New York. This strategic investment, combined with the approval for additional leverage from the SBA, provides us greater liquidity to expand our portfolio and enables a step-change in our rate of growth and scale.

We look forward to talking with you on this more once the proxy statement is filed.

Thank you for your interest in Rand Capital.

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Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of solicitation of proxies from shareholders of Rand Capital common stock in respect of the proposed transaction. In connection with this transaction, Rand Capital intends to file a proxy statement in preliminary and definitive form with the Securities and Exchange Commission (the “SEC”) that will contain important information about the proposed transaction and related matters, and deliver a copy of the proxy statement to its shareholders. INVESTORS OF RAND CAPITAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors may obtain a free copy of these materials when they are available and other documents filed by Rand Capital with the SEC at the SEC’s website at www.sec.gov or at Rand Capital’s website at www.randcapital.com. Investors and security holders may also obtain free copies of the proxy statement and other documents filed with the SEC from Rand Capital by calling Investor Relations at 716-843-3908.

Participants in the Solicitation

Rand Capital and its directors, executive officers, employees and other persons may be deemed to be participants in the solicitation of proxies from the shareholders of Rand Capital common stock in respect of the proposed transaction. Information regarding Rand Capital’s directors and executive officers is available in its definitive proxy statement filed with the SEC on March 8, 2018, in connection with its 2018 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.